Exhibit 2.1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

BY AND BETWEEN

THE DELAWARE COUNTY BANK AND TRUST COMPANY

AND

MERCHANTS NATIONAL BANK

Dated as of January 10, 2014

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ARTICLE V – REPRESENTATIONS AND WARRANTIES OF SELLER		24
5.1	Corporate Organization	24
5.2	Corporate Authority	24
5.3	Assets	25
5.4	No Violation	26
5.5	Loans	26
5.6	Deposits	26
5.7	Statements True and Correct	27
5.8	Compliance with Laws	27
5.9	Environmental Matters	27
5.10	Litigation	27
5.11	Employee Matters	28
5.12	No Broker Fees	28
5.13	Taxes	28
5.14	Books, Records, Documentation, Etc.	28

ARTICLE VI – REPRESENTATIONS, WARRANTIES AND COVENANTS
	OF PURCHASER	29
6.1	Corporate Organization	29
6.2	Corporate Authority	29
6.3	No Violation	29
6.4	Operation of the Branch	29
6.5	Approvals and Consents	29
6.6	Regulatory Matters	30
6.7	Litigation	30
6.8	No Broker Fees	30

ARTICLE VII – CONDUCT OF BUSINESS PENDING THE CLOSING DATE		30
7.1	Conduct of Business	30

ARTICLE VIII – CONDITIONS TO PURCHASER’S OBLIGATIONS		32
8.1	Representations and Warranties True	32
8.2	Obligations Performed	33
8.3	Certificate of Compliance	33
8.4	No Adverse Litigation	33
8.5	Regulatory Approvals	33
8.6	Title, Survey, Due Diligence and Environmental Matters	33
8.7	Data Processing Conversion	33
8.8	Lease	34
8.9	Obligations on the Deferred Loan Closing Date	34

ARTICLE IX – CONDITIONS TO SELLER’S OBLIGATIONS		34
9.1	Representations and Warranties True	34
9.2	Obligations Performed	34
9.3	Certificate of Compliance	34
9.4	No Adverse Litigation	34
9.5	Regulatory Approvals	34
9.6	Lease	35
9.7	Obligations on the Deferred Loan Closing Date	35

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ARTICLE X – TERMINATION		35
10.1	Methods of Termination	35
10.2	Procedure Upon Termination	36
10.3	Effect of Termination	36

ARTICLE XI – MISCELLANEOUS PROVISIONS		37
11.1	Amendment and Modification	37
11.2	Waiver or Extension	37
11.3	Assignment	37
11.4	Survival of Representations and Warranties	37
11.5	Payment of Expenses	37
11.6	Breaches of Agreements with Third Parties	37
11.7	Addresses for Notices, Etc.	37
11.8	Counterparts	38
11.9	Headings	39
11.10	Governing Law	39
11.11	Severability	39
11.12	Third Party Beneficiaries	39
11.13	Mutual Assistance	39
11.14	Use of the Term “Party”	39
11.15	Waiver	39
11.16	Tax Matters	39
11.17	Press Releases	39
11.18	Further Assurances	39
11.19	Entire Agreement	39
11.20	No Construction Against Drafter	40

Exhibit A – Instrument of Assumption
Exhibit B – Bill of Sale
Exhibit C – Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts
Exhibit D – Form of Limited Power of Attorney
Exhibit E – Limited Warranty Deed
Exhibit E-1 – Legal Description of Real Property
Exhibit F – Form of Lease for Disaster Recovery Site

Confidential Schedule 1.2(a) – Loans
Confidential Schedule 1.2(a)-2 – Deferred Loans
Schedule 1.2(d) – Fixed Assets
Schedule 1.3(c) – Excluded Assets
Confidential Schedule 1.4(a) – Assumed Deposit Liabilities
Schedule 1.5(d) – Excluded Deposit Liabilities
Schedule 2.1(a)(iii) – Prepaid Expenses
Schedule 2.2(a) – Form of Preliminary Closing Statement
Schedule 2.2(b) – Final Closing Statement
Confidential Schedule 4.1 – Employee List
Schedule 5.9 – Environmental Matters
Schedule 5.11 – Employment Contracts

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BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This Branch Purchase and Assumption Agreement (the “Agreement”) is made and entered into as of the 10th day of January, 2014, by and between The Delaware County Bank and Trust Company, an Ohio state-chartered bank having its principal office in Lewis Center, Ohio (“Seller”), and Merchants National Bank, a national banking association organized under the laws of the United States having its principal office in Hillsboro, Ohio (“Purchaser”):

WHEREAS, Seller desires, upon the terms and conditions hereinafter set forth, to sell and assign certain assets and assign certain deposit and other liabilities of or associated with its branch office located at 181 Coleman’s Crossing Boulevard, Marysville, Ohio, 43040 (the “Branch”);

WHEREAS, Purchaser desires to purchase certain assets and assume certain deposit and other liabilities of or associated with the Branch upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Assets

1.1	Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur on a date to be mutually agreed upon by Purchaser and Seller, which date shall be as soon as reasonably practicable after the receipt of all necessary regulatory approvals and expiration of all applicable statutory waiting periods and the satisfaction of all conditions set forth in Articles VIII and IX hereof, but in no event later than May 31, 2014. The parties will use their commercially reasonable efforts to effect a Closing by March 31, 2014. The effective time (the “Effective Time”) shall be 11:59 p.m., local time, on the day on which the Closing occurs (the “Closing Date”). The Closing shall be held at such time and location as the parties may agree.

1.2	Purchase of Assets. Seller agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and receive from Seller, all of Seller’s right, title and interest in and to the following assets, properties and rights located at or attributed to the Branch (the “Assets”), free and clear of all Liens (as hereafter defined):

(a)	all loans listed on Confidential Schedule 1.2(a) and Confidential Schedule 1.2(a)-2, and, subject to the provisions of Section 7.1(e) hereof, all loans identified on Seller’s books and records as being made at the Branch after the date hereof, in each case that are still open as of the Effective Time or, for the loans listed on Confidential Schedule 1.2(a)-2 (the “Deferred Loans”), the date such Deferred Loans are sold to Purchaser, which likely will occur after the Effective Time (the “Deferred Loan Closing Date”) (collectively referred to herein at time as the “Loans”), together with Seller’s interest in and to all security thereon and collateral relating thereto and all rights in relation thereto, then booked at or in respect of the Branch at their respective then outstanding principal amounts, together with accrued interest receivables thereon and associated accrued late fees (“Late Fees”), but excluding loan loss reserves and general reserves; provided, however, the Loans shall not include: (i) any loans that are on a non-accrual basis or on Seller’s watchlist, (ii) any loans that are thirty (30) days or more past due or have been thirty (30) days or more past due at any time during the ninety (90) days preceding the Closing Date or the Deferred Loan Closing Date, as applicable, (iii) any loans as of the Effective Time or the Deferred Loan Closing Date, as applicable in foreclosure, and (iv) any loans rejected by Purchaser pursuant to its due diligence investigation or not purchased pursuant to Section 7.1(e);

(b)	all overdrafts associated with Deposit Liabilities (as hereafter defined) transferred as contemplated under Section 1.4, provided that such overdrafts are not more than thirty (30) days old as of the Effective Time;

(c)	all right, title and interest held by Seller regarding the fee title to the building, improvements, and real estate associated with the operation of the Branch, as further described in Exhibit 1 to Exhibit E attached hereto and incorporated herein (the “Real Property”), which will be transferred pursuant to the Limited Warranty Deed attached hereto as Exhibit E;

(d)	all equipment, personal property, furniture and fixtures, together with any manufacturers’ warranties or maintenance or service agreements related thereto which are in effect as of the Effective Time and are assignable to Purchaser, located at or used in the operation of the Branch, which items are listed on attached Schedule 1.2(d) (the “Fixed Assets”) and which Fixed Assets sold shall not include any items listed on Schedule 1.3(c);

(e)	all petty cash, teller cash, ATM cash, vault cash and the balances of all escrow accounts maintained at the Branch as of the Effective Time, the exact amounts of which will be certified by Seller and Purchaser at Closing;

(f)	all safe deposit contracts and leases for the safe deposit boxes located at the Branch as of the Effective Time along with all safe deposit stacks and storage units and all keys and combination codes thereto and all prepaid rent for any safe deposit contracts;

(g)	all records and original documents (if available), combinations, manuals, keys, security codes and the like related to the Assets or the Deposit Liabilities in the possession of Seller as of the Effective Time;

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(h)	all of the books and records (or copies thereof) relating to the Branch in the possession of Seller as of the Effective Date which (i) are maintained in the ordinary course of business at the Branch, or (ii) are necessary for Purchaser’s ownership of the Assets and/or accounts associated with the Deposit Liabilities (the “Records”). In the event Purchaser or Seller requests, after the Closing Date, in writing, that the other party provide to the requesting party information contained in the books and records which have been retained by Seller or transferred to Purchaser, as the case may be, insofar as they relate to the operations of the Branch, the Assets and/or accounts as of the Effective Time, the other party shall provide such information as soon as reasonably practicable; and

(i)	all right, title and interest of Seller in and to all claims, causes of action, and demands, including warranties against contractors, manufacturers and suppliers relating to the Assets.

The term “Liens” shall mean any security interests, liens, mortgages or other encumbrances, but shall not include: (A) any imperfections of title which, individually or collectively, do not materially and adversely affect the value of the Assets to Purchaser or impair Purchaser’s use of the Assets, (B) liens for current taxes not yet due and payable, and (C) any encumbrances on any of the Assets that secure any debt, liability or other obligation of Seller which is assumed by Purchaser under this Agreement.

1.3	Assets Not Sold. The following are expressly excluded from the Assets:

(a)	Seller’s trademarks, trade names, medallion program stamps, signs, logos and proprietarily marked stationery, forms, labels, shipping materials, brochures, advertising material and similar property;

(b)	assets, if any, relating to trust accounts (other than Individual Retirement Accounts (“IRAs”)) administered at the Branch;

(c)	the assets, if any, listed on Schedule 1.3(c);

(d) Seller’s rights in and to the routing and transit numbers of the Branch; and

(e) any assets not otherwise expressly included in this Agreement.

1.4	Assumption of Liabilities. Purchaser agrees, subject to Section 1.5 hereof and the other terms and conditions of this Agreement, that on and after the Effective Time, it will assume and thereafter fully and timely perform and discharge, in accordance with their terms:

(a)	all deposit liabilities of every kind and description, including, without limitation, time and demand accounts, certificates of deposit, savings accounts, checking accounts, sweep accounts, and IRAs assigned to the Branch as of the Effective Time and all other liabilities and obligations of Seller relating to the deposit accounts assigned to the Branch as of the Effective Time, whether represented by collected or uncollected funds (the “Deposit Liabilities”), which Deposit Liabilities currently include the items listed on Confidential Schedule 1.4 (a), the exact balances and accrued interest of which will be certified by the Seller at Closing; provided, however, the Deposit Liabilities shall not include any liabilities described in Section 1.5 below;

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(b)	all liabilities and obligations of Seller under the Loans as of the Effective Time or the Deferred Loan Closing Date, as applicable;

(c)	all liabilities and obligations of Seller arising as of the Effective Time under all safe deposit contracts and leases for the safe deposit boxes located at the Branch as of the Effective Time;

(d)	In connection with any IRAs, Purchaser shall assume, in addition to the deposit liability, the plan pertaining thereto and the custodial arrangement in connection therewith;

(e)	any taxes properly due and owing with respect to the Assets for any taxable period after the Effective Time, pro-rated to the Effective Time in accordance with local custom and any utility and related expenses relating to operation of the Branch after the Effective Time; and

(f)	Seller’s duties, obligations and liabilities as lessee on any leases of any of the Fixed Assets accruing after the Effective Time.

No assurance is being given by Seller that the present customers of the Branch will become or remain customers of Purchaser.

1.5	Liabilities Not Assumed. Purchaser will not assume the following liabilities or obligations of Seller:

(a)	any securities brokerage account maintained by Seller for a customer of the Branch;

(b) any deposit accounts designated as closed prior to the Effective Time;

(c)	any liability associated with traveler’s checks, cashier’s checks or other official bank checks issued by Seller prior to the Effective Time;

(d)	Liabilities, if any, listed on Schedule 1.5(d) attached hereto (the “Excluded Deposits”); and

(e)	any other liability of Seller not specifically assumed by Purchaser under Section 1.4 above.

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1.6	Safe Deposit Box Business.

(a)	As of the Effective Time, Purchaser will assume and discharge Seller’s obligations with respect to the safe deposit business at the Branch, if any, in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

(b)	As of the Effective Time, Seller shall transfer, assign and deliver the Records in its possession related to such safe deposit box business to the Purchaser, and Purchaser shall maintain and safeguard all such Records and be responsible for granting access to and protecting the contents of the safe deposit boxes at the Branch.

1.7	Documentation of Transactions. On the Closing Date: (a) Purchaser shall execute and deliver a document evidencing the liabilities assumed pursuant to Section 1.4 in substantially the form attached hereto as Exhibit A, (b) Seller and Purchaser shall execute and deliver a bill of sale in substantially the form attached hereto as Exhibit B, with a separate bill of sale to be executed and delivered on the Deferred Loan Closing Date in respect of the Deferred Loans, (c) with respect to any IRA which includes as one or more of its assets a Deposit Liability, Seller and Purchaser shall execute and deliver a transfer document in substantially the form attached hereto as Exhibit C, and Seller shall execute and deliver to Buyer a limited power of attorney substantially in the form attached as Exhibit D and such other instrument or form reasonably satisfactory to Purchaser’s and Seller’s counsel and as otherwise may be required to effect the transfer of any assets, authorizing Purchaser and its representatives to transfer to Purchaser any Asset, file or record assignments of collateral security, and endorse in Seller's name any checks, drafts, notes or other documents received in payment of the Loans after the Closing.

1.8	Assumption Subject to Certain Terms. The Deposit Liabilities being assumed by Purchaser pursuant to this Agreement shall be assumed subject to the terms and conditions of the deposit agreed to by Seller and its customers and any other written agreements relating thereto and the laws, rules and regulations applicable thereto.

1.9	Other Terms and Conditions for the Sale of the Real Property.

(a)	Seller’s Title. Seller agrees to deliver at closing a recordable Limited Warranty Deed in the form attached hereto as Exhibit E conveying and warranting good and marketable title in fee simple to the Real Property free and clear of all liens, encumbrances, mortgages, charges, security interests, covenants, restrictions, conditions, easements and encroachments of every kind except (i) the lien of real estate taxes and assessments not yet due and payable, (ii) easements and restrictions of record which do not, in Purchaser’s reasonable opinion, interfere with the proposed use of the Real Property as a bank or other financial institution, (iii) all applicable zoning and building laws, ordinances and regulations, and (iv) all liens, easements and encumbrances expressly assumed by Purchaser. Seller shall, within thirty (30) days of the execution of this Agreement, secure, pay for and deliver to Purchaser, a preliminary title insurance commitment (the “Commitment”) for the Real Property. On the Closing Date, Seller shall provide to Purchaser an owner’s title insurance policy (the “Title Policy”) issued by a title agency of Sellers’ choosing, but reasonably acceptable to Purchaser (the “Title Company”), in the amount of $1,500,000, the cost of which Title Policy shall be paid by Seller, provided, however, that Purchaser shall bear the cost of any and all requested endorsements to the Title Policy.

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(b)	Due Diligence. Within thirty (30) days from the date of this Agreement (the “Due Diligence Period”) Purchaser may obtain at Purchaser’s expense, a new survey for the Real Property that (i) shows all improvements and easements (visible or recorded), roads, and means of physical and record ingress and egress to and from the Real Property, (ii) is certified to Purchaser and any other Persons named by Purchaser, and (iii) is in a form adequate to enable the Title Company to remove its standard survey exceptions (the “Survey”). Within the Due Diligence Period, Purchaser also may, at its expense, conduct (itself or through the engagement of a third party inspector) a physical inspection of the Real Property; provided, however, that Purchaser shall not conduct any invasive testing or borings without Seller’s written permission. Purchaser shall have the right prior to the expiration of the Due Diligence Period to provide written notice to Seller of any objection to any matter disclosed by the Title Commitment, by the Survey, or in connection with any other inspection of the Real Property by or on behalf of Purchaser (each, a “Real Property Objection”. If Purchaser notifies Seller of any Real Property Objection within such time period, then Seller shall have ten (10) days after receipt of such notice (“Cure Period”) to eliminate or remove the Real Property Objection. If Seller is unable to eliminate or remove any Real Property Objection within the Cure Period to the satisfaction of Purchaser, then Purchaser, may elect to (A) accept such title with no adjustment of the Purchase Price or (B) terminate this Agreement pursuant to Article X and Section 8.6 herein. Notwithstanding the foregoing, in no event shall Seller be required to incur any cost or spend any sums of money to cure title objections.

(c)	Environmental Reports. Purchaser acknowledges that it has received a Phase I Environmental Report prepared by Page Engineering, Inc. relating to the Real Property as provided by Seller. Purchaser shall have the right, at its own cost, for thirty (30) days after the date of this Agreement, to obtain a report of a Phase I environmental investigation by an environmental expert retained by Purchaser and reasonably acceptable to Seller on the Real Property. If required by the Phase I investigation in Purchaser’s reasonable opinion, Purchaser may, at its own cost, obtain a Phase II investigation by an environmental expert retained by Purchaser and reasonably acceptable to Seller on the Real Property and, in such event, shall promptly deliver to Seller updates of all field work conducted and notes taken by the consultant conducting such examination. Purchaser shall have ten (10) days from the receipt of any such investigation report to notify Seller in writing of any material environmental concerns necessary to comply with applicable law. Within ten (10) days of the delivery of such notification, Purchaser shall obtain an estimate or indication as described below regarding the cost of taking remedial and corrective actions or the inability to make such an estimate. Should the cost of taking all remedial and corrective actions and measures (a) required by applicable law or (b) recommended or suggested by such report or reports and prudent in light of the findings of such report, in the aggregate, exceed the sum of $50,000, as reasonably estimated by an environmental expert promptly retained for such purpose by Purchaser and reasonably acceptable to Seller, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty, then Purchaser shall have the right, pursuant to Article X and Section 8.6 hereof, for a period of ten (10) days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement by providing written notice to Seller within such ten (10) day period. Notwithstanding the foregoing, in the event the cost of such remedial and corrective measures (i) can be reasonably estimated by an expert retained for such purpose by Purchaser and reasonably acceptable to Seller and (ii) such cost, in the aggregate, exceeds $50,000, then Seller may elect, in its sole discretion, to (i) pay all costs and expenses of remedial and corrective measures, or (ii) reduce the dollar amount of the Deposit Premium (as defined below) to be paid by Purchaser to Seller in an amount equal to the difference between the estimated cost of such remedial and corrective actions and measures, and $50,000, whereupon Purchaser’s right to terminate this Agreement pursuant to Article X and Section 8.6 hereof shall be terminated.

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(d)	Lease. Seller operates a disaster recovery site in a portion of the Real Property and has expressed its desire to continue to do so for a transitional period after Closing. As an accommodation to Seller, and assuming consummation of the transaction, Purchaser agrees to lease approximately 266 square feet of the Real Property to Seller for a period not to exceed 36 months after Closing pursuant to the terms and conditions set forth in the lease in the form attached hereto as Exhibit F.

ARTICLE II

Purchase Price

2.1	Payment.

(a) Purchaser shall pay Seller an amount equal to the sum of:

(i)	$1,500,000 representing the agreed upon value of the Real Property and the Fixed Assets as shown on the books and records of the Branch as of the Closing Date;

(ii)	the amount of the petty, teller, ATM and vault cash and escrow balances maintained at the Branch determined in accordance with Section 1.2(e) hereof;

(iii)	the amount of any prepaid expenses as listed on Schedule 2.1(a)(iii);

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(iv)	the aggregate principal amount of the Loans, other than the Deferred Loans, (excluding loan loss and general reserves) as shown on the books of Seller as outstanding as of the Effective Time, plus accrued and unpaid interest and unpaid fees thereon;

(v)	the aggregate principal amount of the Deferred Loans (excluding loan loss and general reserves) as shown on the books of Seller as outstanding as of the Deferred Loan Closing Date, plus accrued and unpaid interest and unpaid fees thereon, which shall be paid on the Deferred Loan Closing Date; and

(vi)	a deposit premium (the “Deposit Premium”) for the Deposit Liabilities equal to 2.00% of the “Core Deposits” (as defined below), provided that the total Deposit Premium shall in no event exceed $540,000. For purposes of determining the Deposit Premium, Core Deposits shall be defined to be the greater of: (A) the daily average balance of all Deposit Liabilities at the Branch for the thirty (30) calendar days ending two (2) days prior to the Closing Date; or (B) if the Closing occurs after March 31, 2014, the daily average balance of all Deposit Liabilities at the Branch for the thirty (30) calendar days ending March 31, 2014.In determining “Core Deposits” under Sections 2.1(a)(v)(A) and 2.1(b)(v)(B), deposits of governmental agencies and subdivisions, brokered deposits and all deposits listed on Schedule 1.5(d) hereof shall be excluded.

(b) Seller shall pay to Purchaser an amount equal to 100% of the Deposit Liabilities.

(c)	The difference between the amounts due from Purchaser to Seller under Section 2.1(a) and from Seller to Purchaser under Section 2.1(b) shall be paid by wire transfer of immediately available funds on the Closing Date to Purchaser or Seller, as the case may be. Such amount shall be further adjusted in accordance with Section 2.2 and Section 2.3 on the Closing Date and thereafter. The payment formula referred to above is for the sole purpose of determining the amount of cash transferable at the Closing Date and shall not constitute an allocation of the purchase price for the Branch to any particular Asset being transferred or liability being assumed.

(d)	On the Closing Date, Purchaser shall establish a separate segregated account at Purchaser in an amount equal to then outstanding principal amount of the Deferred Loans, plus accrued and unpaid interest on the Deferred Loans, which account, adjusted as necessary prior to the Deferred Loan Closing Date, shall be used to pay Seller the purchase price for the Deferred Loans and Purchaser will provide evidence of such account to Seller.

2.2	Calculations. Solely for purposes of facilitating the calculation of the cash due Seller on the Closing Date, Seller shall provide to Purchaser, no later than five (5) days before the Closing Date, and as of the most recent month-end, a Preliminary Closing Statement in the form attached as Schedule 2.2(a) (the “Preliminary Closing Statement”), based on the value of the Assets to be sold and Deposit Liabilities and other liabilities to be transferred and assumed hereunder on that date as reflected on the books of Seller, and the cash due to Seller at the Closing shall be based upon such Preliminary Closing Statement. Within ten (10) days after the Closing Date, Seller shall provide to Purchaser a Final Closing Statement in the form attached as Schedule 2.2(b) (the “Final Closing Statement”) based on the value as of the close of business on the Closing Date of the Assets sold and Deposit Liabilities and other liabilities transferred and assumed pursuant to this Agreement. Any objection by Purchaser to such Final Closing Statement must be raised in a written notice delivered to Seller within ten (10) days after Purchaser receives such Final Closing Statement. In the event any such objection is raised, the parties will work together in good faith to resolve the dispute as promptly as possible. Within two (2) days of the receipt of an undisputed Final Closing Statement or, if there is any dispute, within two (2) days of the resolution of such dispute, appropriate additional consideration shall be paid by Purchaser, or appropriate refund made by Seller, as the case may be. If the parties are unable to resolve their dispute, such matter shall be submitted to a certified public accounting firm mutually selected by Seller and Purchaser, whose decision shall be final and binding. Seller and Purchaser shall use a similar method to determine the purchase price for the Deferred Loans on and subsequent to the Deferred Loan Closing Date.

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2.3	Pro-Rata Adjustment of Income and Expenses. All rents, utility payments, real estate taxes and assessments, personal property taxes, and similar expenses and charges relating to the physical plant of the Branch and other expenses relating to the Deposit Liabilities assumed and/or the operation of the Branch, shall be prorated between the parties as of the Closing Date on the basis of a 365-day year. To the extent any such item has been prepaid by Seller for a period extending beyond the Closing Date, there shall be an adjustment in such amount to the payment contemplated by Section 2.1 in favor of Seller. Any unearned non-interest income associated with the Branch, except as otherwise specifically provided in this Agreement, shall also be adjusted pro rata between the parties as of the Closing Date. Any expense relating to the Branch which is attributable to the period on and after the Closing Date will be paid by Purchaser. Immediately prior to the Closing, Purchaser and Seller shall review any overdrafts and Purchaser shall provide notice to Seller that Purchaser either accepts or refuses to accept any such overdrafts. If Purchaser accepts any such overdrafts, such overdrafts shall transfer to Purchaser as of the Closing. Conversely, if Purchaser refuses any such overdrafts, any such overdrafts and the accounts to which they relate shall remain with Seller after the Closing.

2.4	Allocation of Purchase Price. The purchase price (and all other capitalized costs) and liabilities assumed by Purchaser pursuant to this Agreement shall be allocated on an allocation schedule to be prepared and proposed by Purchaser and agreed upon by Purchaser and Seller within sixty (60) days after the Closing Date. This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Department regulations promulgated thereunder. Purchaser and the Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and any Treasury Department regulations thereunder, and the allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060. Purchaser and Seller (and their affiliates) shall properly report, execute, act, and timely file all federal, state and local tax returns (including, without limitation, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Purchaser nor Seller shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

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ARTICLE III

Additional Obligations of Purchaser and Seller

3.1	Regulatory Approvals.

(a)	Purchaser shall, at Purchaser’s own expense and within ten (10) days following the date of this Agreement, prepare and file all applications and/or notices, as required by law, with the appropriate federal and state regulatory authorities for approval to purchase the Assets and assume the liabilities and obligations of Seller being assumed hereunder, to establish a Branch at the location of the Branch and to effect in all other respects the transactions contemplated hereby (the “regulatory approvals”). Purchaser agrees to use its reasonable best efforts to obtain all regulatory approvals. Purchaser and Seller agree to cooperate and use their reasonable best efforts to obtain all consents and approvals of all third parties and to do all things necessary to consummate the transactions contemplated by this Agreement.

(b)	Seller shall, as soon as is practicable, notify the proper regulatory authorities of its intent to terminate operation of the Branch and to consummate the transactions contemplated hereby and thereafter shall (i) comply with the normal and usual requirements imposed by such regulatory authorities applicable to effectuate such transactions and (ii) use its best efforts to obtain any required permission of such regulatory authorities to cease operating the Branch.

3.2	Full Access. Seller shall furnish Purchaser with such additional financial and operating data and other information as to its business and properties at the Branch as Purchaser may, from time to time, reasonably request and as shall be available including, without limitation, information required for inclusion in any and all regulatory applications necessary to effect the transaction contemplated hereby. Seller shall also afford to the officers and authorized representatives of Purchaser access to the employees of Seller in accordance with Sections 3.3, 4.1 and 4.3 hereof. Nothing in this Section 3.2 shall be deemed to require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans.

3.3	Confidentiality. Purchaser will hold, and will cause its officers, directors, employees and agents to hold, in strict confidence and not disclose to any other person or entity without the prior written consent of Seller (a) the existence of this Agreement, (b) the terms of this Agreement and the transaction described herein and (c) all information received by Purchaser from or with respect to Seller and Seller’s customers in connection with this Agreement and the transactions contemplated hereby, and Seller will hold, and will cause its officers, directors, employees and agents to hold, in strict confidence and not disclose to any other person or entity without the prior written consent of Purchaser (d) the existence of this Agreement, (e) the terms of this Agreement and the transaction described herein, and (f) all information received by Seller from or with respect to Purchaser in connection with this Agreement and the transactions contemplated hereby. The terms of this Section 3.3 shall not prohibit the disclosure of information (i) as may be otherwise publicly available otherwise than through the wrongful dissemination of such information by Purchaser or Seller, as the case may be, and their officers, directors, employees or agents, (ii) as may be required to be disclosed by applicable law, including disclosure pursuant to Form 8-K under the Securities Exchange Act of 1934, as anticipated by the parties, (iii) to legal counsel and other consultants and agents, (iv) to customers and vendors as may be required to proceed with the obligations of the parties hereunder, or (v) as is required to obtain the regulatory approvals. Seller and Purchaser agree that neither shall make any public announcement or public comment in any form whatsoever regarding this Agreement or the transactions contemplated herein without obtaining the prior approval of the other party. Seller and Purchaser agree to use any and all information received from the other in connection with this Agreement and the transactions contemplated hereby solely for purposes specifically contemplated by this Agreement. This covenant shall survive the Closing or any termination of this Agreement for any reason.

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3.4	Conversion of Accounts; Transfer and Delivery of Assets and Deposit Liabilities. Prior to the Closing Date and through the Deferred Loan Closing Date, Seller shall assist Purchaser and Purchaser shall assist Seller, in ways to be mutually agreed upon by Seller and Purchaser, in preparing Purchaser’s data processing system to receive the transferred Loans and Deposit Liabilities, including internet banking and bill pay conversion data. Seller shall not incur any additional cost in connection with Purchaser preparing its data processing system other than costs and expenses incurred by Seller’s employees and its data processing provider.

(a)	Such assistance shall include, but shall not be limited to, the following:

(i)	As soon as practicable following the date of this Agreement, Seller shall deliver to Purchaser data and descriptive information and such other reasonable and customary information (including automated clearing house “ACH”) with data conversion relating to the Deposit Liabilities and the Loans using an agreed upon format (the “Compatible Data File”) containing, among other information, customer name, address, card number, withdrawal limits, the Deposit Liabilities activated by, accessible to or related in any manner to customers of the Branch;

(ii)	As soon as practicable thereafter, an updated Compatible Data File;

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(iii)	On the Closing Date, Seller shall deliver to Purchaser a final Compatible Data File, which Compatible Data File shall constitute the Seller’s Records maintained as of and current through the Effective Time with respect to the Deposit Liabilities and the Loans; and

(iv)	Seller shall deliver to Purchaser trial balance reports with each Compatible Data File delivered pursuant to this Section 3.4(a).

(b)	As of the Effective Time and on the Deferred Loan Closing Date, as appropriate, the Seller shall:

(i)	deliver to Purchaser such of the Assets as shall be capable of physical delivery;

(ii)	execute, acknowledge and deliver to Purchaser all such endorsements, assignments, bills of sale, deeds and other instruments of conveyance, assignment and transfer as, in the reasonable judgment of Purchaser shall be necessary and appropriate to consummate the sale and transfer of the Assets to Purchaser and to vest in Purchaser the legal and equitable title to the Assets, free and clear of all Liens, except as otherwise permitted in this Agreement;

(iii)	assign, transfer and deliver to Purchaser such of the following Records pertaining to the Deposit Liabilities as exist and are available in the form or medium as maintained by Seller:

(A)	orders and contracts between Seller and depositors at the Branch and Records of similar character, with signature cards delivered as soon as practicable after the Closing (Seller shall also provide interim research assistance on an as needed basis); and

(B)	records of account.

(iv)	provide customers a bank statement, in either paper or electronic format as has been the past practice for each such account, for each transferred checking and statement savings account for Deposit Liabilities; and

(v)	assign, transfer and deliver to Purchaser the promissory notes, security agreements, collateral, and related agreements or information relating to or evidencing all Loans to the extent these agreements exist and in whatever form or medium as maintained by Seller. Seller shall provide to Purchaser fully executed mortgage assignments in recordable form sufficient under the laws of the jurisdiction wherein the related mortgaged property is located, to reflect the assignment of the collateral for each Loan. Purchaser shall record all such assignments with the appropriate authorities within thirty (30) days of the Closing Date at Purchaser’s sole cost and expense.

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(c)	Seller shall, not later than fifteen (15) days prior to the Closing Date, inform in writing all customers with Loans that are residential loans of the change in servicer from Seller to Purchaser or Purchaser’s designee, in accordance with applicable law. Purchaser shall, as soon as practicable but not more than fifteen (15) days after the Closing Date or Deferred Loan Closing Date, as appropriate, prepare and transmit at Purchaser’s cost to each of the obligors on Loans transferred to Purchaser a notice to the effect that the Loan has been transferred and directing that payment be made to Purchaser at the address specified by Purchaser, with Purchaser’s name as payee on any checks or other instruments used to make payments, and, with respect to such Loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of Purchaser as the person to whom and place at which payments are to be made.

(d)	Subject to the mutual agreement of Seller and Purchaser to the contrary, on the Closing Date, Seller will deactivate the ATM machine(s) maintained by the Branch and will close the Branch not later than 5:00 p.m., local time, in order to facilitate the conversion process. All existing ATM and debit cards pertaining to customers of the Branch office will be deactivated as of the close of business on the Closing Date and must be reissued by Purchaser immediately prior to the computer conversion. Purchaser, at its own expense, will notify customers of the Branch, in writing in a form reasonably acceptable to Seller, at least thirty (30) calendar days prior to the Closing Date, provided all regulatory approvals have been obtained, or at such later date as all regulatory approvals have been obtained, that as of the close of business on the Closing Date, all ATM access cards issued by Seller to customers of the Branch who will not have ATM-accessible accounts with Seller after the Closing, and all debit cards issued by Seller to customers of the Branch who will not have demand accounts with Seller after the Closing, will be void or terminated, as the case may be. In connection with the foregoing notice, Purchaser may forward a communication, in a form reasonably acceptable to Seller, notifying such customers that replacement ATM access cards and debit cards will be reissued by Purchaser and forwarded to customers prior to the Closing Date with instructions for activation after the Closing Date. Seller and Purchaser shall conduct a joint review of the cash in the drawers and vault.

(e)	Due to the accelerated timing anticipated for Closing and the inability of the data processing providers for Seller and Purchaser to convert the data for the Deferred Loans prior to the Closing Date, Seller and Purchaser have agreed to have Purchaser purchase the Deferred Loans on the Deferred Loan Closing Date, which is anticipated to be after the Closing Date, but prior to June 30, 2014. Seller and Purchaser will use their commercially reasonable good faith efforts to effect the Deferred Loan Closing Date as soon as practicable.

(f)	Any and all customer notices regarding this transaction shall be in form and content approved by both parties prior to mailing or otherwise providing to customers.

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3.5	Retention of and Access to Files Following the Closing Date.

(a)	Purchaser agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of account and records of the Branch, the Assets and the Deposit Liabilities referred to in this Agreement for the joint benefit of itself and Seller, and that it will permit Seller or its representatives, at any reasonable time and at the Seller’s expense, to inspect, make extracts from or copies of, any such files, books of account or records as the Seller shall deem necessary.

(b)	In the event that some of the Seller’s records concerning the Assets or the Deposit Liabilities cannot reasonably be segregated from Seller’s records regarding accounts not transferred pursuant to this Agreement, Seller will not deliver such records to Purchaser but will preserve and safely keep such records for as long as may be required by applicable law. For a period of six (6) calendar months after the Closing Date, Seller shall promptly, upon Purchaser’s reasonable request, provide research and account history services related to any such records to Purchaser at no charge. Thereafter, Purchaser shall pay the same rates for such services as Seller then customarily charges its customers. Such services shall not include information required to be provided by Seller under Sections 1.2(i) and 3.2 and Purchaser shall not incur any charge at any time when Seller provides information required to be provided by Seller under Sections 1.2(i) and 3.2. In addition, Seller will permit Purchaser or Purchaser’s representatives, at reasonable times and at Purchaser’s expense, to inspect, make extracts from or copies of such records which relate to the Assets or the Deposit Liabilities prior to the Closing.

(c)	Seller agrees to transfer and deliver to Purchaser on the Closing Date all safe deposit boxes held by Seller at the Branch, together with all records, keys, and combination codes relating thereto in the possession of Seller (in whatever form or medium then maintained by Seller). Purchaser agrees to assume, honor and discharge, from and after the Effective Time, the duties and obligations of Seller with respect to such safe deposit boxes and shall be entitled to any right or benefit arising from such safe deposit box business from and after the Effective Time. Purchaser agrees to execute as of the Effective Time a receipt for such safe deposit boxes, records, keys and combination codes.

3.6	Payment of Items After the Closing Date. Following the Closing Date:

(a)	Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors related to the Deposit Liabilities, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors with respect to whom Purchaser has assumed the Deposit Liabilities.

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(b)	If any of such depositors, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities, shall demand payment from Seller for all or any part of any such Deposit Liabilities, Seller shall not be liable or responsible for making such payment.

(c)	After the Effective Time, Seller shall be and have the rights and obligations of a “Collecting Bank” or “Intermediary Bank” under Article 4 of the Uniform Commercial Code (including the right to chargeback dishonored items) as then in effect in Ohio with respect to items drawn on the accounts associated with Deposit Liabilities transferred which are received by Seller for processing. Items received for processing against the Deposit Liabilities shall be provided to Purchaser in a commercially reasonable manner within the time limits provided by the Uniform Commercial Code with a special cash letter separately identified as “Transferred Accounts Cash Letter.” For purposes of paying Purchaser’s obligations to Seller under this Section 3.6, Purchaser will establish a settlement account with Seller at the Closing Date in a collected amount equal to $100,000, which amount will be maintained by Purchaser in an interest bearing account at Seller for a period of ninety (90) days following the Closing Date, against which will be (i) debited the checks, returns and items hereafter referred to in this sentence and (ii) charged amounts in accordance with Section 3.6(d) hereof to provide, among other things, for the settlement by Purchaser of checks, returns and items which are presented to Seller within ninety (90) days after the Closing Date and which are drawn on or chargeable to accounts associated with Deposit Liabilities transferred to Purchaser. In order to reduce the continuing charges to Seller through the check clearing system of the banking system which will result from check forms of Seller being used after the Closing Date by the depositors whose accounts associated with Deposit Liabilities are assumed, Purchaser agrees, at its cost and expense, and without charge to such depositors, to notify such depositors, in a form reasonably satisfactory to Seller, on or about the Closing Date of Purchaser’s assumption of the Deposit Liabilities and furnish each depositor of an assumed account with checks on the forms of Purchaser with instructions to utilize Purchaser’s checks and to destroy unused checks of Seller. After the expiration of ninety (90) days from the Closing Date, Seller will dishonor checks, drafts or withdrawal orders drawn on the Deposit Liabilities unless Seller and Purchaser agree to extend the ninety (90) day period and extend the provision for a settlement account as necessary. Purchaser agrees to arrange for the transportation directly and pay the expenses of transporting from Seller to Purchaser all checks, drafts, orders of withdrawal, cash letters, magnetic tapes and other items related to Seller’s receipt of items relating to the Deposit Liabilities after the Closing Date. These transportation expenses may be charged against the settlement account of Purchaser. Seller shall give Purchaser a regular accounting of debits and Purchaser shall indemnify Seller from and against any claims resulting from a return of items not in accordance with the requirements of the Uniform Commercial Code or Regulation CC to its clearing account. Purchaser shall indemnify and hold Seller harmless from any claims of wrongful dishonor based on such returns.

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(d)	Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited by Seller before the Closing Date to such transferred account that are returned to Seller unpaid within ninety (90) days after the Closing Date. Upon receipt thereof, Seller shall immediately forward any such check, draft or other item to Purchaser, and subject to the time limitations referenced herein, Purchaser shall remit to Seller the amount of any such item(s).

(e)	In instances where a depositor of a Deposit Liability made an assertion of error regarding a Deposit Liability pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the account. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller.

(f)	For a period of ninety (90) days following the Closing Date, if Seller receives a wire transfer for credit to a Deposit Liability, Seller will forward the wire transfer to Purchaser not later than the next business day following receipt by Seller of the wire transfer. After ninety (90) days following the Closing Date, Seller may discontinue accepting and forwarding such wire transfers and return such wires to the originators marked “Account Closed.” Seller shall not be liable for any overdrafts that may result from such return.

3.7	ACH. Prior to Closing, Seller agrees to supply a complete Automated Clearing House (“ACH”) warehouse listing of any ACH transactions scheduled or pending with respect to the Deposit Liabilities as of the Closing Date and for a period of ninety (90) days after the Closing Date and such additional listings and schedules as Purchaser shall reasonably request in order to notify ACH originators of the transactions contemplated by this Agreement. As soon as practicable following the Closing Date, Purchaser will notify all originators effecting debits or credits to the accounts of the Deposit Liabilities of the purchase and assumption transaction contemplated by this Agreement. For a period of ninety (90) days beginning on the Closing Date, Seller will honor all ACH items related to accounts of Deposit Liabilities which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will use its best efforts to transmit to Purchaser via a secure ftp site, by 10:00 a.m. or as soon as practicable thereafter, each day’s ACH data that is to be posted that day. Items mistakenly routed or presented after the 90-day period may be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller.

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3.8	Notice to Customers. As soon as possible and no later than fifteen (15) days from the date of this Agreement, Seller shall provide Purchaser with an intermediate customer list on the accounts to be assumed, identical to the list used by Seller for notification purposes. As of the Effective Time, Seller shall provide a final customer list of the assumed accounts. In addition to the notice requirements set forth in Section 3.4(c), on such date mutually agreed upon by Seller and Purchaser, but not later than thirty (30) days after the date hereof, and not earlier than the date that Purchaser files applicable applications and notices with regulatory authorities under Section 3.1(a) of this Agreement, Seller and Purchaser shall jointly notify the holders of the accounts and safe deposit business to be assumed and the Loans to be purchased, that, subject to closing requirements, Purchaser will be assuming the duties and liabilities of the accounts or responsibility for the Asset being purchased. The notification will be based on the list referred to above and a log maintained at the Branch of new accounts opened since the date of said list. Seller shall provide Purchaser with a copy of said log up to the date of Seller’s mailing. Purchaser may, at its cost, send additional correspondence and materials to the customers of the Branch at anytime after the initial notification sent by Seller and Purchaser and shall send notifications to the customers not less than thirty (30) days prior to Closing, setting out the details of its administration of the accounts to be assumed, including, for appropriate accounts, new checks bearing Purchaser’s name. Each party shall obtain the approval of the other on its notification letter(s) prior to mailing, which approvals shall not be unreasonably withheld or delayed. Holders of deposit accounts opened following the notifications contemplated above and prior to the Closing will be given a copy of both Purchaser’s and Seller’s notification letters by Seller at the time the account is opened. In addition, Seller and Purchaser shall provide appropriate notices to customers whose Deferred Loans are to be purchased on the Deferred Loan Closing Date in a manner similar to that set forth above.

3.9	Retirement Accounts. The parties acknowledge that Seller is acting as custodian and holds certain of the deposits for participants in IRAs (“Retirement Accounts”) and that Purchaser desires to act as custodian thereof from and after the Effective Time, to the extent permitted under the applicable custodial agreements. The parties shall confer and determine at least thirty (30) days prior to the Closing Date which, if any, of the Retirement Accounts cannot be transferred to Purchaser under this Agreement. Seller shall be responsible for federal and state income tax reporting of Retirement Accounts accepted by Purchaser through the Effective Time. Purchaser shall be responsible for all federal and state income tax reporting commencing on the day after the Effective Time for the Retirement Accounts assumed by Purchaser through the end of the calendar year. Seller shall deliver to Purchaser all Records from through the Closing Date pertaining to the Retirement Accounts assumed hereunder. In connection with Retirement Accounts, Purchaser shall assume, in addition to the Deposit Liability, the plan pertaining thereto and the custodial arrangement in connection therewith.

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3.10	Other Liabilities. Purchaser shall assume only those liabilities and obligations of Seller that are provided for in this Agreement. Except as otherwise expressly provided herein, this Agreement shall not be construed as creating rights or remedies against Purchaser by third parties other than with respect to those liabilities and obligations assumed hereunder.

3.11	Back-up Withholding. Any amounts required by any governmental agencies to be withheld from any of the accounts associated with the Deposit Liabilities (the “Withholding Obligations”) will be handled as follows:

(a)	Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Effective Time will be withheld and remitted by Seller and Seller shall provide Purchaser with satisfactory evidence thereof at Closing;

(b)	At Closing, Seller will remit to Purchaser all sums withheld by Seller pursuant to Withholding Obligations together with satisfactory detail thereof which funds are or may be required to be remitted to governmental agencies on or after the Effective Time. Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Effective Time will be remitted by Purchaser. Purchaser and Seller shall mutually indemnify and hold harmless the other from and against any claim relating to Withholding Obligations which is the responsibility of the other hereunder.

3.12	Overdrafts. Subject to Section 2.3, any overdrafts approved on the Closing Date and thereafter will be the responsibility and risk of Purchaser, since Purchaser’s criteria for approving or rejecting overdrafts will be put in effect on the Closing Date.

3.13	Loan Payments and Information Received After the Closing Date. Seller agrees to forward promptly (which shall mean, for the first sixty (60) days following the Closing Date or the Deferred Loan Closing Date, as appropriate, delivery by an overnight courier service at Purchaser’s expense) to Purchaser:

(a)	any payments (properly endorsed without recourse as necessary) which are received by Seller on or after the Effective Time that relate to the Loans that are not Deferred Loans or after the Deferred Loan Closing Date for Deferred Loans and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to Seller; and

(b)	any notices or other correspondence received on or after the Effective Time or the Deferred Loan Closing Date, as appropriate, that relate to the non-Deferred Loans or Deferred Loans or other Assets.

3.14	Seller Identification. On the Closing Date, the Purchaser shall substitute its name and logo for the name and logo of Seller on all signs at the Branch. Seller will in a timely manner remove at Seller’s expense, all signs that carry the name and logo of Seller. Purchaser agrees to replace promptly all written or electronic materials bearing Seller’s name and/or logo used in the ordinary course of banking business, including stationery and forms, with written or electronic materials bearing Purchaser’s name and/or logo, including without limitation, new coupon books for Loans.

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3.15	Indemnification.

(a)	Seller shall indemnify, hold harmless and defend the Purchaser from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys’ fees and expenses of litigation, arising out of or relating to (i) operations at the Branch (including injury or damage to persons or property) before the Effective Time or before the Deferred Loan Closing Date if related to the Deferred Loans (whether pursuant to any actions, suits or proceedings commenced or threatened before the Effective Time or the Deferred Loan Closing Date, as appropriate, and other than proceedings to prevent or limit the consummation of the transactions contemplated hereby or otherwise), including, but not limited to those relating to the assets purchased and the liabilities assumed hereunder, or (ii) any breach of Seller’s obligations hereunder or the inaccuracy of any representation or warranty made by Seller herein or in any agreement delivered pursuant hereto or the breach by Seller of any agreement contained herein or in any agreement delivered pursuant hereto. It is understood that the obligations of Seller under this subsection (a) shall survive the Closing Date or the Deferred Loan Closing Date, as appropriate.

(b)	Purchaser shall indemnify, hold harmless and defend Seller from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys’ fees and expenses of litigation, arising out of or relating to (i) operations at the Branch by Purchaser as of and after the Effective Time or the Deferred Loan Closing Date, as appropriate, including, but not limited to those relating to the assets purchased and the liabilities assumed hereunder or (ii) any breach of Purchaser’s obligations hereunder or the inaccuracy of any representation or warranty made by Purchaser herein or in any agreement delivered pursuant hereto or the breach by Purchaser of any agreement contained herein or in any agreement delivered pursuant hereto. To the extent any item which is the subject of any claim, loss, liability, demand or obligation has been prepaid by Seller for a period extending beyond the Closing Date or the Deferred Loan Closing Date if related to the Deferred Loans, there shall be an adjustment in such amount to the payment in Section 2.1 in favor of Seller. It is understood that the obligations of Purchaser under this subsection (b) shall survive the Closing Date or the Deferred Loan Closing Date if related to the Deferred Loans.

(c)	A claim for indemnity under Sections 3.15(a) or (b) hereof may be made by the claiming party at any time prior to twenty four (24) months after the Closing Date by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such twenty four (24) month period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such twenty four (24) month period shall cease and no indemnity shall be made thereon.

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(d)	In the event that any person or entity not party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Sections 3.15(a) or (b) hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within ten (10) days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such a settlement as the indemnifying party shall approve (the indemnifying party’s approval will be implied if it does not respond within five (5) days of its receipt of the notice of such a settlement offer).

(e)	Notwithstanding the foregoing, there shall be no liability for Seller or Purchaser under this Section 3.15 in respect of breaches of representations and warranties (claims arising under subsection (a)(ii) and subsection (b)(ii)), unless the amount of such claims, losses, liabilities, demands and obligations incurred by an indemnified party on account thereof exceeds $25,000 in the aggregate (the “Deductible Amount”), and then only for those claims, losses, liabilities, demands and obligations in excess of the Deductible Amount.

3.16	Right to Intervene. In the event that any claim, protest, suit or other proceeding is instituted or threatened against Purchaser or Seller relating to this Agreement or the Loans, other Assets or liabilities transferred to or assumed by Purchaser hereunder, Seller and Purchaser shall have the right, at their discretion and expense, to intervene in such matter, and each party hereby agrees to give prompt and prior notice thereof to the other party and consents to such intervention.

3.17	Assumption of Risks.

(a)	Risk of loss to the Real Property shall be borne by Seller until Closing. If any part of the Real Property covered by this Agreement is substantially damaged or destroyed before this transaction is closed, Seller shall give written notice to Purchaser. Such notice must include all pertinent information regarding insurance policies and claims covering the Real Property that has been damaged or destroyed. The written notice shall be delivered within forty-eight (48) hours from discovery of the event causing the damage or destruction. In the event of such damage to the Real Property, unless Seller agrees to repair such damage promptly, and in all events prior to the Closing Date, and without cost or expense to Purchaser, Purchaser may (i) proceed with the transaction and be entitled to all insurance money, if any, payable to Seller under all policies covering the Real Property or (ii) terminate this Agreement by written notice pursuant to Article X herein. Failure by Purchaser to so notify Seller of Purchaser’s termination within ten (10) days after Purchaser’s receipt of Seller notice shall constitute an election to proceed with the transaction and accept payment of such insurance money.

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(b)	As of the Effective Time, Seller will discontinue any casualty and liability insurance coverage maintained with respect to the Real Property and all Assets. Purchaser shall be solely responsible for all casualty losses and liability claims arising after the Effective Time.

(c)	On the Closing Date, Seller will discontinue providing any security for persons and property at the Branch and Purchaser assumes all liabilities arising out of injury or damage to persons and property after the Effective Time.

3.18	Eminent Domain. If, prior to the Closing Date, eminent domain proceedings shall be threatened or commenced against all or any part of the Real Property, Seller shall give written notice to Purchaser within forty-eight (48) hours of Seller’s receipt of notice of the threatened or commenced eminent domain action setting forth the pertinent terms of the threatened or commenced eminent domain action. Purchaser may (a) elect to proceed to close this transaction in accordance with the terms of this Agreement, in which event Purchaser shall be entitled to all payments payable to Seller on account of such taking as is applicable to the portion of the Real Property being purchased, or (b) elect to terminate this Agreement pursuant to Article X herein by giving written notice thereof to Seller within thirty (30) days after receiving Seller’s notice of such taking. Failure by Purchaser to so notify Seller shall constitute an election to proceed to close on the transaction.

3.19	Information Reporting. With respect to the Loans and Deposit Liabilities purchased and assumed by Purchaser pursuant to this Agreement, Seller shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required) all interest paid or earned and similar information for all periods prior to the Effective Time or before the Deferred Loan Closing Date, if related to the Deferred Loans, and Purchaser shall be responsible for reporting such information for all periods on and after the Effective Time or after the Deferred Loan Closing Date, if related to the Deferred Loans. Purchaser agrees to indemnify Seller for any penalty, interest, claim, fee (including reasonable attorneys’ fees and expenses) or other liability or expense which may be imposed upon or asserted against Seller as a result of Purchaser’s failure to comply with its obligations under this Section 3.19. Seller agrees to indemnify Purchaser for any penalty, interest, claim, fee (including reasonable attorneys’ fees and expenses) or other liability or expense which may be imposed upon or asserted against Purchaser as a result of Seller’s failure to comply with its obligations under this Section 3.19.

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3.20	Restrictive Covenants of Seller.

(a)	For a period beginning on the Closing Date and continuing for a period of three (3) years following the Closing Date, Seller will not (and shall cause its affiliates not to), directly or indirectly, call upon or solicit the business of any customer of the Branch whose deposit account is assumed by Purchaser as a Deposit Liability or whose Loan is purchased by Purchaser (each, a “Restricted Customer”), or induce or attempt to induce any Restricted Customer not to do business or to reduce the amount of business done with Purchaser or the Branch after Closing; provided, however, these restrictions shall not restrict Seller, its affiliates or any of their successors or assigns from using the newspaper, radio, television, internet or similar advertisement of a general nature (i.e., that are not specifically targeted or intended to target Restricted Customer), or otherwise prevent Seller from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations.

(b)	For a period of three (3) years after the Closing Date, Seller shall not solicit for employment any person who is now employed at the Branch and continues to be employed without interruption after the Closing Date (it being understood that advertising and other recruiting efforts aimed at the general public shall not violate the terms of this covenant).

(c)	For a period of three (3) years following the Closing Date, Seller shall not establish a branch, loan production office, deposit production office or any other banking facility within the “Restricted Area” (as defined in the next sentence). As used herein, the term “Restricted Area” shall mean Union County, Ohio, and the city limits of Plain City, whether in Union or Madison County; provided that the Restricted Area shall not include the portion of Union County that is Southeast of U.S. Route 42. The restrictions set forth in this Section 3.20(c) (i) shall not apply to a party that acquires Seller or substantially all of the assets of Seller subsequent to the Closing Date in a bona fide transaction, nor shall they apply (ii) to Seller as a result of an acquisition by Seller of all or substantially all of the assets or stock of a party more than twelve (12) months subsequent to the Closing Date in a bona fide transaction.

ARTICLE IV

Seller’s Employees at Branch

4.1	Employment of Existing Branch Employees. After the execution of this Agreement, Purchaser agrees to interview as soon as reasonably practicable all employees of Seller who are then assigned to the Branch (“Employees”) as identified on Confidential Schedule 4.1, and shall notify Seller within sixty (60) days of execution hereof whether Purchaser will offer employment to such Employees. As of the Effective Time, the Employees who accept Purchaser’s offer of employment will become employees of Purchaser and will cease to be employees of Seller. Seller is responsible for the filing of Form W-2s with the Internal Revenue Service and any required filing with state tax authorities with respect to wages and benefits paid to each such retained Employee for periods ending on or prior to the Effective Time. Any Employees not hired by Purchaser shall remain the responsibility of Seller, and Purchaser shall have no liability or obligation to any such Employees.

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It is understood and agreed that (a) Purchaser’s employment of any retained Employee as set forth in this Section 4.1 shall not constitute a commitment, contract or understanding (express or implied) of an obligation on the part of Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment and (b) employment offered by Purchaser is “at will” and may be terminated by Purchaser or by a retained Employee at any time for any reason (subject to any written commitments to the contrary made by Purchaser or a retained Employee and legal restrictions). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of the retained Employees after the Effective Time or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such retained Employees.

4.2	Credit for Service. Purchaser shall grant to the retained employees credit for their respective service with Seller, including any service credited by Seller from predecessors by merger or acquisition, for purposes of determining their participation eligibility and vesting rights, but not for purposes of benefit accruals in any pension, thrift, profit-sharing, life insurance, disability and other employee benefit plans or programs now or hereafter maintained by or on behalf of Purchaser. With regard to any medical insurance plan covering Purchaser’s employees, there shall be an open enrollment period for the retained employees who have been employed on a full-time basis by Seller for a period of more than twelve (12) months without regard to any pre-existing conditions of such retained employees or their dependents. Seller shall provide Purchaser with a copy of its certificate of insurance with respect to such retained employees for the prior twelve (12) month period.

4.3	Employee Contact. Prior to the Closing Date, and except as provided in Section 4.1 or otherwise permitted hereunder to allow Purchaser’s continuing due diligence or receipt of information regarding the Branch, Purchaser agrees not to contact any of the Employees unless receiving prior consent from Seller. As soon as reasonably practicable following the date hereof, Seller will cooperate with Purchaser, to the extent reasonably requested and legally permissible, to provide Purchaser with information about the Employees, including providing Purchaser with the performance related portions of personnel files of those Employees who provide Seller with their written consent thereto and a means to meet with the Employees. Seller shall provide the officers and authorized representatives of Purchaser the opportunity to meet with the Employees prior to the Closing Date for training purposes, provided that Purchaser shall pay or reimburse to Seller any overtime or incremental costs directly incurred as a result of such training, and shall pay to the Employees the travel expenses of such Employees in connection with such training, at reasonable times and upon reasonable notice without interfering with the Branch’s normal business and operations, or the affairs of Seller directly related to the Branch. Seller acknowledges that the Employees may be requested to travel to other branches of Purchaser for such training and Seller agrees to cooperate with Purchaser in regard to such training and to encourage the Employees to also cooperate in such training programs. Seller shall also provide the officers and authorized representatives of Purchaser an opportunity to meet with Seller’s employees who have technical and operational expertise with respect to the operations of the Branch for purposes of such employees providing technical or operational assistance to Purchaser prior to the Closing Date.

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4.4	COBRA. Seller will comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for all of Seller’s former employees and other qualifying beneficiaries for whom COBRA qualifying events occurred before or coincident with the Effective Time and Purchaser shall have no responsibility for any such coverage. Seller shall pay and discharge and be responsible for any employee benefits arising under Seller’s employee benefit plans and employee programs prior to the Effective Time, including benefits with respect to claims incurred prior to the Effective Time but reported after the Effective Time and benefits to employees on temporary leave of absence for medical purposes or on short term disability immediately prior to the Effective Time (“Leave Employees”) prior to such Leave Employees beginning work with Purchaser. Seller shall indemnify and hold Purchaser harmless from all loss, cost, damage or expense, including reasonable attorneys’ fees, arising as a result of any alleged violation of COBRA or the Workers Adjustment and Retraining Notification Act to which Seller is subject or is alleged to be subject.

ARTICLE V

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser as follows, which representations and warranties shall survive the Closing Date as provided in Section 11.4 hereof. For purposes of this Article V, the term “knowledge” shall mean the individual knowledge of each of the executive officers (as defined in Regulation O) of Seller, and the Manager of the Branch:

5.1	Corporate Organization. Seller is an Ohio state chartered bank duly organized, validly existing and in good standing under the laws of Ohio. Seller has the corporate power and authority to own and operate the properties at the Branch, including, without limitation, the Assets, to carry on its business at the Branch as presently conducted, to execute, deliver and perform this Agreement and all related agreements and to effect the transactions contemplated hereby.

5.2	Corporate Authority. The execution and delivery of this Agreement and all related agreements by Seller, and the consummation by Seller of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Seller. This Agreement and all related agreements executed and delivered by Seller pursuant hereto have been and will be duly executed by Seller and constitute and will constitute the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies.

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5.3	Assets.

(a)	Seller has good and marketable title to the Assets, and upon consummation of the transactions contemplated herein, Purchaser will have good and marketable title to the Assets, free and clear of all Liens created by Seller, except any such Liens specifically approved in writing by Purchaser.

(b)	Each Loan is a valid loan enforceable against obligor in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and to general principles of equity; Seller is the sole owner of each Loan, no participation therein having been sold; other than as part of a blanket pledge to the Federal Home Loan Bank, which pledge will be removed at least one week prior to the Closing Date, no Loan is otherwise pledged or encumbered by Seller; the principal balance of each Loan as shown on Seller’s books and records is true and correct as of the last date shown thereon; all Loans (and any notes, other evidences of indebtedness or security agreements associated therewith) will be transferred to Purchaser without recourse and without any warranties or representations as to the collectable nature of the Loans, the value of the collateral securing the Loans or the creditworthiness of any maker, guarantors or other obligors thereof. The foregoing representations do not guarantee the collectability of any Loan.

(c)	The banking equipment which constitutes a part of the Fixed Assets will be delivered in “AS IS” and “WHERE IS” condition, and Seller makes no other warranties as to its condition or future performance, except those warranties related to title. Seller has good and marketable title to said Fixed Assets.

(d)	No notice of any violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the operation of the Branch has been received by Seller.

(e)	Subject to the provisions of subsection 5.3(c) above, Seller makes no covenant, representation or warranty as to the suitability of the Fixed Assets or as to the physical condition thereof for any purpose whatsoever. Purchaser acknowledges that it has inspected the Fixed Assets, observed their physical characteristics and existing conditions, and has been afforded the opportunity to conduct such investigation of the Fixed Assets as it deems necessary for the purpose of acquiring the Fixed Assets, for Purchaser’s intended use, and Purchaser hereby waives any and all objections to or claims with respect to any and all physical characteristics and existing conditions of the Fixed Assets. Purchaser further acknowledges and agrees that the Fixed Assets are to be assigned or sold and conveyed to, and purchased and accepted by, Purchaser in their present condition, “AS IS” and “WHERE IS” and with all faults, and Purchaser hereby assumes the risk that adverse past, present or future physical characteristics and conditions may not have been revealed by its inspection or investigation.

(f)	Except as specifically set forth herein and other than the limited warranty of title to be set out in the deed, Purchaser acknowledges and agrees that Seller has not made and does not make any representations or warranties of any kind or nature, express or implied, oral or written, concerning or with respect to, the value, nature or condition of the Real Property, or the compliance of the Real Property with any laws, rules or regulations of any governmental body. Purchaser acknowledges and agrees that it is relying on its own investigation as to such matters and not on any information provided by Seller.

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5.4	No Violation. Neither the execution and delivery by Seller of this Agreement or any related agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, will violate, conflict with or result in a default under (a) the Articles of Incorporation or Code of Regulations, as amended, of Seller, (b) any provision of any agreement or any other restriction to which Seller is a party or by which Seller or any of its properties is bound, or (c) any statute, law, decree, regulation or order of any governmental authority once the regulatory approvals are obtained.

5.5	Loans. Each Loan was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and accrues interest (except for Loans recorded as non-accrual) in accordance with the terms of the Loan. Each Loan to be purchased pursuant to Section 1.2 hereof, was made, funded and remains in material compliance with all applicable laws, orders and regulations applicable to Seller. To the knowledge of Seller, the records of Seller regarding all Loans outstanding are accurate in all material respects and the risk classifications for the Loans outstanding are, in the best judgment of the management of Seller, appropriate. Each Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Seller as mortgagee or secured party. No collateral has been released from the lien granted to Seller, unless approved by Seller and documented in its files. To the knowledge of Seller, each Loan is the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other law of general applicability relating to or affecting creditors’ rights and to general principles of equity, and no defense, offset or counterclaim has been asserted with respect to any such Loan. Unless approved by Seller and documented in its files, no material provision of any Loan to be purchased pursuant to this Agreement has been waived by Seller.

5.6	Deposits. All of the Deposit Liabilities were, to Seller’s knowledge, issued and remain in compliance in all material respects with all applicable laws, orders and regulations and are insured by FDIC to the maximum extent provided in the rules and regulations of the FDIC, and were acquired in the ordinary course of business. To the knowledge of Seller, no action is pending or threatened by the FDIC with respect to the termination of such insurance. The Deposit Liabilities are in all material respects genuine and enforceable obligations of Seller. The balance of each deposit account included in the Deposit Liabilities as shown on Seller’s books and records as of the close of business on the Closing Date will be true and correct in all material respects. To the knowledge of Seller, the Deposit Liabilities are not subject to any claims with respect to such Deposit Liabilities that are superior to the rights of the persons shown on the records delivered to Purchaser indicating the owners of the Deposit Liabilities, other than claims against such owners of the Deposit Liabilities, such as state and federal tax liens, garnishments and other judgment claims, which have matured or may mature into claims against the respective Deposit Liabilities. Seller has the right to transfer or assign each of the Deposit Liabilities to Purchaser subject to receipt of applicable regulatory approvals.

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5.7	Statements True and Correct. No representation or warranty made by Seller nor any statement, certificate or instrument furnished or to be furnished to Purchaser by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any material untrue statement of fact or omits or will omit to state a material fact necessary to make the statements therein not misleading. The information relating to the Branch provided or to be provided by Seller will not omit to state a material fact required to be stated therein or necessary to make such statements contained therein not misleading.

5.8	Compliance with Laws. To the knowledge of Seller, Seller has complied in all material respects with all laws, regulations and orders applicable to the operation of the Branch. No notice or warning material to the current business or operations or future prospects of the Branch has been received from any governmental authority with respect to any failure or alleged failure of Seller to comply in any respect with any law, regulation or order.

5.9	Environmental Matters. Seller has provided Purchaser with copies of the Phase I Environmental Report prepared by Page Engineering, Inc. dated August 2005, as revised on October 14, 2005, (the “Environmental Report”). Other than the matters specifically addressed in the Environmental Report, and except as set forth on Schedule 5.9, Seller has not received notice of, nor are there outstanding or, to the actual knowledge of Seller, pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Real Property. Other than as set forth on Schedule 5.9, the Branch is not currently undergoing remediation or cleanup of hazardous materials or other environmental conditions at the Real Property. To Seller’s actual knowledge, there is no material environmental defect in or associated with the Real Property on which the Branch is operated resulting from actions or omissions to act of Seller.

5.10	Litigation. There are no claims, actions, suits or proceedings of any kind in any court or before any governmental authority or arbitration board or tribunal which are pending, or to the knowledge of Seller, threatened or contemplated, against, or otherwise affecting Seller and/or the Assets or the Deposit Liabilities or other liabilities being assumed by Purchaser hereunder or that challenges the validity or legality of the transactions contemplated by this Agreement. There is no decree, judgment or order of any kind in existence, against, affecting or restraining Seller or any of its officers, employees, or directors, from taking any actions of any kind in connection with the performance of this Agreement and the transactions contemplated herein.

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5.11	Employee Matters. Except as disclosed on Schedule 5.11, there are no employment contracts, change in control agreements, termination benefit agreements, severance or similar agreements between Seller and any of the Employees. Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Branch and Seller is not aware of any pending organizational efforts at the Branch. Schedule 5.11 sets forth a true and correct list of any and all bonus or incentive or other compensation arrangements or commitments, other than benefit plans applicable to all Employees of Seller, for the Employees individually or as a group. Purchaser agrees to keep such information in strictest confidence and to confine knowledge of such information to such of its officers and personnel who have a need to know such information in connection with the performance of their respective duties.

5.12	No Broker Fees. Seller has not involved any broker in arranging this transaction, except for Austin Associates, LLC. Seller will pay all fees and expenses due to Austin Associates, LLC and will indemnify and hold harmless Purchaser in the event any broker claims a fee or commission is due as a result of the representation of Seller in this transaction.

5.13	Taxes. Seller shall be responsible for any and all local, state, federal and foreign tax (“Tax”) liability of any nature or kind whatsoever payable by Seller, relating to or arising from its operations in general or the operations of the Branch in particular, which arose, accrued, were payable or related to the Branch prior to the Effective Time, and no Tax shall attach to, or negatively affect in any manner, Purchaser or the Assets, Deposit Liabilities, Fixed Assets or any other asset or property acquired or assumed by Purchaser pursuant to this Agreement where the obligation for the payment of such Tax was the responsibility of Seller.

5.14	Books, Records, Documentation, Etc. To the knowledge of Seller, the books and records of the Branch are correct, accurate and complete in all material respects, have been maintained in a consistent and customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. To Seller’s knowledge, the deposit and lending related forms, notices, statements and related documentation, as well as Seller’s policies, procedures and practices with respect thereto used at the Branch, comply in all material respects with applicable federal and state laws.

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ARTICLE VI

Representations, Warranties, and Covenants of Purchaser

Purchaser hereby represents and warrants to Seller as follows, which representations and warranties shall survive the Closing Date as provided in Section 11.4 hereof. For purposes of this Article V, the term “knowledge” shall mean the individual knowledge of each of the executive officers (as defined in Regulation O) of Purchaser:

6.1	Corporate Organization. Purchaser is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Purchaser has the corporate power and authority to own the Assets at the Branch being acquired, to assume the liabilities and obligations being assumed hereunder, including, without limitation, the Deposit Liabilities of the Branch, to execute, deliver and perform this Agreement and all related agreements and to effect the transactions contemplated hereby.

6.2	Corporate Authority. The execution and delivery of this Agreement and all related agreements by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Purchaser. This Agreement and all related agreements executed and delivered by Purchaser pursuant hereto, including, without limitation, all instruments confirming the assumption by Purchaser of the obligations and liabilities of Seller contemplated hereby, have been and will be duly executed by Purchaser and constitute and will constitute the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies.

6.3	No Violation. Neither the execution and delivery by Purchaser of this Agreement or any related agreements, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will violate, conflict with or result in a default under (i) the Articles of Association or Bylaws of Purchaser, (ii) any provision of any material agreement or any other material restriction to which Purchaser is a party or by which Purchaser or any of its properties is bound, or (iii) any material statute, law, decree, regulation or material order of any governmental authority once the regulatory approvals are obtained.

6.4	Operation of the Branch. As of the date hereof, Purchaser currently intends to continue to provide retail and business banking services in the geographic area served by the Branch following the Closing Date.

6.5	Approvals and Consents. Other than the regulatory approvals noted in Section 3.1 hereof, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder by Purchaser, the failure to make or obtain any or all of which would be reasonably expected to prohibit Purchaser from being able to fulfill its obligations hereunder.

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6.6	Regulatory Matters.

(a)	There are no pending or, to Purchaser’s knowledge, threatened disputes between Purchaser and any federal, state or local governmental agency or authority that individually or in the aggregate, would reasonably be expected to prohibit or delay Purchaser from being able to fulfill its obligations hereunder;

(b)	Purchaser has not received any notification from any federal or state governmental agency or authority that such agency would oppose or refuse to grant regulatory approval necessary to allow for consummation of the transaction proposed herein or impose a burdensome condition in connection with such approval;

(c)	Purchaser is, and on a pro forma basis giving effect to the transaction proposed herein, will be (i) at least “well capitalized” as defined for purposes of the Federal Deposit Insurance Act and (ii) in compliance with all capital requirements, standards and ratios required by each banking regulator with jurisdiction over Purchaser and no such regulator has indicated, and Purchaser has no reason to believe that any such regulator would require as a condition to approve the proposed transaction, that Purchaser increase its capital position;

(d)	Purchaser has no reason to believe that it will be required to divest deposit liabilities, loans or any business as a condition to the receipt of any necessary regulatory approval.

6.7	Litigation. There are no actions, suits or proceedings that have a reasonable likelihood of an adverse determination pending, or to Purchaser’s knowledge, threatened against Purchaser that if decided against Purchaser would be reasonably expected to prohibit Purchaser from being able to fulfill its obligations hereunder.

6.8	No Broker Fees. Purchaser has not involved any broker in arranging this transaction and will indemnify and hold harmless Seller in the event any broker claims a fee or commission is due as a result of the representation of Purchaser in this transaction.

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ARTICLE VII

Conduct of Business Pending the Closing Date

7.1	Conduct of Business. Pending the Closing Date or the Deferred Loan Closing Date, if related to the Deferred Loans, and except as otherwise resulting from the transactions contemplated by this Agreement or consented to by Purchaser or by Seller, as the case may be:

(a)	Seller shall carry on the business of the Branch substantially in the same manner as heretofore, and Seller shall not, with regard to the Branch, engage in any activities or transactions outside its ordinary course of business as conducted as of the date hereof except for activities or transactions contemplated by this Agreement, provided, however, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Branch.

(b)	Seller shall use its reasonable best efforts to preserve its business operation as conducted at the Branch, maintain generally the employment of Employees at the Branch except that Seller shall not be precluded from making employment-related determinations on a case-by-case basis (provided that no Employee shall be transferred to or from another branch of Seller after the date hereof without the prior written consent of Purchaser), preserve for Purchaser the goodwill of its customers and others doing business with the Branch, not reduce the service charges on any deposit product or fee-based product (e.g., money orders, cashier’s checks) unless such reduction is implemented generally in Seller’s other branches, and cooperate with and assist Purchaser in assuring the orderly transition of such business from Seller to Purchaser. Nothing herein shall be construed as requiring Seller to engage in any activities or efforts outside the ordinary course of business as conducted prior to the announcement of the transaction contemplated herein.

(c)	Seller shall not, except as otherwise agreed to by Purchaser: (i) grant any increase in compensation or benefits to the employees or officers of the Branch except as part of Seller’s normal annual compensation review process or required by contract or law, which increases shall not exceed 2% in the aggregate for all such employees and officers, (ii) pay any bonus except pursuant to Seller’s normal annual compensation program, or (iii) enter into any severance, change in control or termination benefit agreements with any Employees or officers at the Branch.

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(d)	Except as may be required by regulatory authorities, Seller shall not, without the prior consent of Purchaser: (i) transfer to Seller’s other offices any Assets identified on Confidential Schedule 1.2(a) or Confidential Schedule 1.2(a)-2, (ii) transfer to Seller’s other offices any Deposit Liabilities (it being understood that the Excluded Deposits as defined in Schedule 1.5(d) and any other deposits not being transferred pursuant hereto are not included in such prohibition against transfer) except upon the unsolicited request of a depositor in the ordinary course of business, (iii) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding, or negotiate with any party with respect to entering into a contract, agreement or understanding, to transfer, assign, encumber or otherwise dispose of any or all of the Assets or Deposit Liabilities except in the ordinary course of business or pursuant to this Agreement, (iv) invest in any fixed assets or improvements to the Branch except for replacements of furniture, furnishings and equipment required to be purchased or made in the ordinary course of business, (v) enter into any contract, commitment, lease or other transaction relating to the Branch, which requires aggregate future payments in excess of $5,000, or (vi) sponsor any promotional programs to increase the deposit liabilities at the Branch or offer interest rates on deposits that exceed prevailing market rates or offer interest rates on deposits at the Branch that are more favorable than the rates offered at Seller’s other Branches.

(e)	Loan Review. With respect to new loans or renewals made on or after the date hereof, Seller shall provide written notice to Purchaser regarding any such new loans or renewals and Purchaser shall be entitled to reject any such loan or renewal. In order to reject any such new loan or renewal, Purchaser shall provide written notice of such rejection to Seller within ten (10) days of receipt of notice from Seller of any such new loan or renewal. If Purchaser has not elected to reject any loans or renewals pursuant to and within the time frames set forth in this subsection 7.1(e), Purchaser shall be deemed to have waived any right to reject such loans or renewals and such loans and renewals shall become a “Loan” subject to all terms and conditions of this Agreement. If Purchaser has rejected any such loan or renewal, such loan shall be retained by Seller and shall not become a “Loan” to be transferred to Purchaser pursuant to this Agreement.

(f)	Successor Trustee. Subject to the terms of any agreements related thereto, Seller shall designate a successor trustee, which may be Purchaser (the “Successor Trustee”), as to any IRA or Keogh plan account constituting a Deposit Liability, and transfer the trusteeship of all such IRA and Keogh plan accounts to the Successor Trustee as of the Effective Time in form and substance acceptable to Purchaser.

(g)	Solicitation of Customers or Employees by Purchaser Prior to Closing. Prior to the Closing Date Purchaser shall not (i) conduct any marketing, media or customer solicitation campaign specifically targeting customers of Seller at the Branch whose deposit liabilities are to be assumed by Purchaser pursuant to this Agreement to discontinue their account or business relationships with Seller, (ii) offer to pay to any such customers of Seller at the Branch on any transaction accounts or any new or renewal savings accounts or certificates of deposit, rates of interest greater than those offered or then being paid on similar accounts for like term and amount by Purchaser in the referenced market; or (iii) solicit for employment or hire any employees of Seller working at the Branch.

ARTICLE VIII

Conditions to Purchaser’s Obligations

The obligations of Purchaser to complete the transactions provided for in this Agreement are conditioned upon the fulfillment, at or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser except for the conditions in Section 8.5 which cannot be waived by Purchaser):

8.1	Representations and Warranties True. The representations and warranties made by the Seller in this Agreement that are qualified by a reference to materiality shall have been true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made at and as of such time and, the representations and warranties made by Seller in this Agreement that are not so qualified shall have been true and correct in all material respect when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

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8.2	Obligations Performed. Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

8.3	Certificate of Compliance. Seller shall have delivered to Purchaser a certificate of its President or any Executive Vice President, dated at the Closing Date, certifying the fulfillment of each of the foregoing conditions.

8.4	No Adverse Litigation. On the Closing Date, no action, suit or proceeding shall be threatened or pending against Purchaser or Seller which might reasonably be expected to (i) materially and adversely affect the business, properties and assets of the Branch or (ii) materially and adversely affect the transactions contemplated by this Agreement.

8.5	Regulatory Approvals. Purchaser shall have received from the appropriate regulatory authorities all regulatory approvals (i) of the transactions contemplated hereby and (ii) to operate the Branch as a branch of Purchaser, and all notice and waiting periods required by law shall have passed. Seller shall not have been notified by any regulatory authority that discontinued operation of the Branch by Seller would be a violation of any statute, regulation or policy of any regulatory authority, and no proceedings to enjoin, prohibit, restrain, or invalidate transactions contemplated by this Agreement shall have been instituted or threatened, and any conditions of any regulatory approvals shall have been met. Such regulatory approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Purchaser.

8.6	Title, Survey, Due Diligence and Environmental Matters. Seller has complied with its obligations concerning title pursuant to Section 1.9(a), survey and condition of the Real Property pursuant to Section 1.9(b), and the Environmental Report pursuant to Section 1.9(c) and Purchaser has not elected to terminate the Agreement pursuant to the provisions of any of such Sections. Notwithstanding anything herein to the contrary, Purchaser’s rights to object to any such matters are governed solely by the timeframes set forth in Section 1.9, and Purchaser’s failure to provide timely written notice of its objections or intent to terminate this Agreement pursuant thereto shall constitute a waiver of said conditions.

8.7	Data Processing Conversion. Fiserv, Inc., the provider of data processing services for Purchaser, is prepared to assist in the immediate conversion of the information related to the Deposit, Loan and other Branch information from Seller’s to Purchaser’s data processing system other than the conversion of the Deferred Loans, which will occur on the Deferred Loan Closing Date, or as otherwise agreed by Seller and Purchaser.

8.8	Lease. Purchaser and Seller shall have entered into the lease for the disaster recovery site in the form of Exhibit F attached hereto.

8.9	Obligations on the Deferred Loan Closing Date. The obligations of Purchaser to purchase the Deferred Loans on the Deferred Loan Closing Date shall be subject to the satisfaction of items 8.1-8.5 and 8.7 as related to the Deferred Loans.

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ARTICLE IX

Conditions to Seller’s Obligations

The obligations of Seller to complete the transactions provided for in this Agreement are conditioned upon the fulfillment, at or before the Closing Date, of each of the following conditions (all or any of which may be waived by Seller except for the conditions in Section 9.5 which cannot be waived by Seller):

9.1	Representations and Warranties True. The representations and warranties made by Purchaser in this Agreement that are qualified by a reference to materiality shall have been true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made at and as of such time and, the representations and warranties made by Purchaser in this Agreement that are not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

9.2	Obligations Performed. Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

9.3	Certificate of Compliance. Purchaser shall have delivered to Seller a certificate of its President or any Executive Vice President, dated at the Closing Date, certifying the fulfillment of each of the foregoing conditions.

9.4	No Adverse Litigation. On the Closing Date, no action, suit or proceeding shall be threatened or pending against Purchaser or Seller which might reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement.

9.5	Regulatory Approvals. Purchaser shall have received from the appropriate regulatory authorities all regulatory approvals (a) of the transactions contemplated hereby and (b) to operate the Branch as a branch of Purchaser, and all notice and waiting periods required by law shall have passed. Seller shall not have been notified by any regulatory authority that discontinued operation of the Branch by Seller would be a violation of any statute, regulation or policy of any regulatory authority, and no proceedings to enjoin, prohibit, restrain, or invalidate transactions contemplated by this Agreement shall have been instituted.

9.6	Lease. Seller and Purchaser shall have entered into the lease for the disaster recovery site in the form of Exhibit F attached hereto.

9.7	Obligations on the Deferred Loan Closing Date. The obligations of Seller to sell the Deferred Loans on the Deferred Loan Closing Date shall be subject to the satisfaction of items 9.1-9.5 as related to the Deferred Loans.

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ARTICLE X

Termination

10.1	Methods of Termination. This Agreement may be terminated in any one of the following ways:

(a)	at any time on or before the Closing Date by the mutual consent in writing of Purchaser and Seller;

(b)	on the Closing Date by Purchaser in writing if the conditions set forth in Article VIII (excepting Section 8.6) of this Agreement shall not have been met by Seller or waived in writing by the Purchaser;

(c)	prior to the expiration of the time frames established in Section 1.9 by Purchaser in writing if the conditions set forth in Section 8.6 of this Agreement shall not have been met by Seller or waived in writing by Purchaser;

(d)	on the Closing Date by Seller in writing if the conditions set forth in Article IX of this Agreement shall not have been met or waived in writing by Seller;

(e)	at any time on or before the Closing Date by Purchaser or Seller in writing if the other shall have been in breach of any representation or warranty in any material respect (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein and such breach has not been cured by the earlier of thirty (30) calendar days after the giving of notice to the breaching party of such breach or the Closing Date;

(f)	by either Seller or Purchaser in writing at any time after any of the regulatory approvals has been denied and are not appealable;

(g)	by either Seller or Purchaser in writing if the transactions contemplated hereby are not consummated on or before May 31, 2014, in which case this Agreement shall be null and void, unless the failure of such occurrence is due to the failure of the party seeking to so terminate to perform or observe any of its agreements and conditions set forth herein; provided, however, the Seller and Purchaser acknowledge the Deferred Loan Closing Date for the Deferred Loans likely will occur after May 31, 2014, but must occur, unless otherwise agreed by Seller and Purchaser, prior to July 31, 2014 and

(h)	by either Seller or Purchaser, as the case may be, in the event of casualty or condemnation pursuant and subject to the conditions set forth in Sections 3.17 and 3.18 herein.

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10.2	Procedure Upon Termination. In the event of termination pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and be null and void upon receipt of such notice immediately unless an extension is consented to by the party having the right to terminate. Certain provisions of this Agreement shall survive termination as specifically noted herein. If this Agreement is terminated as provided herein:

(a)	each party will return to the party furnishing the same all documents, work papers and other materials of the other party, including photocopies or other duplications or summaries thereof, relating to the transaction contemplated by this Agreement, whether obtained before or after the execution hereof;

(b)	all information received by either party hereto with respect to the business and customers of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to any third person; and

(c)	Each party will pay its own expenses except as set forth in Section 11.5.

The requirements of this Section 10.2 shall be deemed to survive the termination of this Agreement.

10.3	Effect of Termination. The termination of this Agreement shall not release any party hereto from any liability or obligation to the other party hereto arising from a breach of any provision of this Agreement occurring prior to the termination hereof. In addition, in the event of termination of this Agreement as set forth herein, Purchaser agrees that it shall not, for a period of two (2) years after such termination (i) conduct any marketing, media or customer solicitation campaign specifically targeting customers of Seller at the Branch whose deposit liabilities were to be assumed by Purchaser pursuant to this Agreement to discontinue their account or business relationships with Seller, or solicit or hire any employees of Seller who representatives of Purchaser met in conjunction with the proposed transaction.

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ARTICLE XI

Miscellaneous Provisions

11.1	Amendment and Modification. The parties hereto by mutual consent may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

11.2	Waiver or Extension. Either party by written instrument signed by its duly authorized officers may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein or in any such documents; provided, however, that neither party may waive the requirement for obtaining the regulatory approvals.

11.3	Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned prior to the Closing Date by either of the parties hereto without the prior written consent of the other.

11.4	Survival of Representations and Warranties. The representations, warranties and conditions set out in this Agreement shall survive for fifteen (15) months after the Closing Date, or the Deferred Loan Closing Date for representations, warranties and conditions related to the Deferred Loans, except as expressly otherwise provided herein or unless the context otherwise requires.

11.5	Payment of Expenses. Except as otherwise specifically provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereunder. Except as otherwise expressly provided herein, any expenses, fees and costs necessary for any regulatory approvals or for any notice to depositors of the assumption of the Deposit Liabilities provided for in this Agreement shall be paid by Purchaser.

11.6	Breaches of Agreements with Third Parties. If the assignment of any material claim, contract, license, lease, or commitment (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment shall be made subject to such consent or approval being obtained.

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11.7	Addresses for Notices, Etc. All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and shall be deemed to have been duly given when delivered by hand (with written confirmation of receipt), by electronic or facsimile transmission (confirmed in writing), by Federal Express or other carrier guaranteeing next day delivery (with written confirmation of delivery by such carrier), or by registered or certified mail, postage prepaid, to such party at its address, email address or facsimile number set forth below or such other address, email address or facsimile number as such party may specify by notice to the parties hereto:

If to Seller to:

Ronald J. Seiffert

President and CEO

The Delaware County Bank and Trust Company

110 Riverbend Avenue

Powell, Ohio 43065

Email:  Ronald_Seiffert/thebank@dcb-t.com

FAX:   (740) 657-7901

Copy to:

Jeffery E. Smith, Esq.

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

Email:   jesmith@vorys.com

Fax:      (614) 719-5246

If to Purchaser to:

Paul W. Pence, Jr.

President and CEO

Merchants National Bank

100 N. High Street

Hillsboro, Ohio 45133

Email:  ppence@merchantsnat.com

FAX:   (937) 393-9425

Copy to:

Thomas C. Blank, Esq.

Shumaker, Loop & Kendrick, LLP

1000 Jackson Street

North Courthouse Square

Toledo, Ohio 43604-5573

Email:  tblank@slk-law.com

Fax:      (419) 241-6894

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11.8	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9	Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.10	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio and applicable federal law.

11.11	Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.12	Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, and no other person, persons, entity or entities shall have the right of action hereon, right to claim any right or benefit from the terms contained herein, or be deemed a third party beneficiary hereunder.

11.13	Mutual Assistance. The parties shall reasonably cooperate with each other and shall at their own cost and expense provide reasonable assistance to each other in carrying out the intent of this Agreement.

11.14	Use of the Term “Party.” The use of the term “party” is generally used to denote any party to this Agreement, and such term shall be interpreted to mean any signatory to this Agreement.

11.15	Waiver. No failure on the part of a party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy by a party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.16	Tax Matters. Purchaser and Seller agree to utilize, or cause their respective affiliates to utilize, the procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

11.17	Press Releases. Purchaser and Seller shall mutually agree as to the form, timing, and substance of any press release of any matters relating to this Agreement; provided, however, that nothing in this Section 11.17 shall be deemed to prohibit any party hereto from making any press release which its legal counsel deems necessary in order to fulfill such party’s disclosure obligations imposed by law; provided, however, that a copy of such press release shall be provided to the other party prior to publication.

11.18	Further Assurances. The parties agree to execute and deliver all such further documents, instruments and agreements as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

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11.19	Entire Agreement. This Agreement and the schedules hereto contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby; all prior negotiations and agreements between the parties hereto are superseded by this Agreement; and there are no representations, warranties, understandings or agreements other than those expressly set forth herein, except as modified in writing concurrently herewith or subsequent hereto, which writing shall be executed by duly authorized officers of the parties, respectively.

11.20	No Construction Against Drafter. This Agreement shall be interpreted to give it fair meaning, and any ambiguity shall not be construed against either party as the primary drafter hereof.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first written above.

The Delaware County Bank and Trust Company

By:	/s/ Ronald J. Seiffert
Ronald J. Seiffert
President and CEO

Merchants National Bank

By:	/s/ Paul W. Pence, Jr.
Paul W. Pence, Jr.
President and CEO

SLK_TOL-#2091513-v9-AG_Branch_P&A_Agreement_DCB_2013.doc

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